Exhibit 10.13

EMPLOYMENT SECURITY PLAN

This Employment Security Plan (the “Plan”) is for the benefit of Internap Network Services, Inc. (“Company”) and the Executives identified on Schedule A hereto who have executed and delivered Joinder Agreements agreeing to be bound by the terms and conditions hereof (each, an “Executive”).

WHEREAS, in order to achieve its long-term objectives, Company recognizes that it is essential to attract and retain qualified executives; and

WHEREAS, in consideration of the valuable service for, and critical contribution to the success of, Company, Company desires to provide the Executives with certain benefits in the event an Executive’s employment is terminated, either in connection with or unrelated to a Change of Control of Company, on the terms and subject to the conditions set forth in this Plan.  Capitalized terms that are used in this Plan but not defined in connection with their use are defined in Article V.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

ARTICLE I
TERMINATION BENEFITS

1.1	General Termination Benefits. If an Executive incurs a Qualifying Termination other than during a Protection Period, he or she will receive the following termination benefits:

(a)
Severance Pay.  Subject to Sections 1.4 and 2.1(a), the Executive will receive Severance Pay in equal installments payable over the twelve (12) months following the Qualifying Termination commencing on the first ordinary payroll payment date that follows the date that the general release required pursuant to Section 2.1(a) is fully executed and becomes irrevocable in accordance with its terms and thereafter in accordance with and at times consistent with Company’s ordinary payroll practices.

(b)
Accrued Obligations.  The Executive will be entitled to (i) payment of any earned and unpaid Base Compensation as of Termination of Employment,  (ii) payment of any earned but unpaid other amounts due as of the Termination of Employment, and (iii) payment of any earned but unused vacation as of the Termination of Employment, to the extent such vacation pay is provided under the vacation plan or policy sponsored by Company that is applicable to the Executive (the “Accrued Obligations”).  Accrued Obligations described in clause (i) above will be paid as part of Executive’s final ordinary payroll payment from Company for active employment or contemporaneously with such payment, but in no event later than thirty (30) days after such Termination of Employment, and Accrued Obligations described in clause (i),  (ii) and (iii) above will be paid in accordance with the terms of the plan, policy, agreement or arrangement under which they arose (including with respect to time of payment or distribution).

(c)
Continued Welfare Benefits.  The Executive and/or the Executive’s dependents will be entitled to elect to continue their respective health or welfare coverage pursuant to COBRA.  If the Executive’s participation in any such plan is barred or would result in adverse tax consequences to the Executive or Company, Company will arrange to provide the Executive on a monthly basis with benefits substantially similar to those that the Executive otherwise would have been entitled to receive under such plan or, alternatively at the option of Company, reimburse the Executive on a monthly basis for the reasonable actual costs of purchasing in the marketplace substantially similar benefits; provided, however, that, in either case, the Executive will pay to Company, or provide a credit against Company’s reimbursement obligation for, the amount equal to the premiums that the Executive would have been required to pay to maintain such benefits hereunder.

The Executive’s premiums for coverage provided pursuant to COBRA will be equal to the premiums Company paid prior to Termination of Employment.  All premium payments paid by the Executive and/or the Executive’s dependents for coverage will be paid directly to the appropriate insurer or service provider for such benefit (which may be Company).

Any health or welfare benefits received by or available to the Executive from or in connection with any other employment, consultancy arrangement or similar source that are reasonably comparable to, but not necessarily as financially or otherwise beneficial to the Executive as, the benefits provided to Executive by Company at the time of the Termination of Employment will be deemed the equivalent thereof and will terminate Company’s obligation under this Section 1.1(c) to provide continuation coverage; provided, however, that nothing in this paragraph will limit or terminate the Executive’s or the Executive’s dependents’ right to continue any Company group health plan coverage at the Executive’s or such dependent’s cost for the remainder of the COBRA period.  Executive agrees to advise Company of the availability of any such subsequent benefit coverages within 30 days following such availability.

The provisions of this Section 1.1(c) will not prohibit Company from changing the terms of any benefit programs provided that any such changes apply to all executives of Company and its Affiliates (e.g., Company may switch insurance carriers or preferred provider organizations or change coverages).

(d)
Equity Compensation Adjustments.  Any equity-based compensation awards granted to the Executive by Company under an Equity Plan that vested prior to such Termination of Employment will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to the Executive by Company under an Equity Plan that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or such Equity

Plan. Following his or her Termination of Employment, Company will not grant the Executive any equity-based compensation awards.

(e)	401(k) Plan. The terms of the 401(k) Plan will govern the Executive’s account balance, if any, under such 401(k) Plan.

Company’s obligations pursuant to this Section 1.1 shall survive Executive’s death.

1.2	Termination Benefits in Connection with a Change of Control. If an Executive incurs a Qualifying Termination during a Protection Period, he or she will receive the following termination benefits:

(a)
Severance Pay.  Subject to Sections 1.4 and 2.1(a), Executive will receive Severance Pay in a single lump-sum within fifteen (15) days after the date on which the general release required pursuant to Section 2.1(a) is executed and delivered to Company and becomes irrevocable in accordance with its terms.  Any Severance Pay payable pursuant to this Section 1.2(a) will be reduced to the extent that the Executive previously received any Severance Pay pursuant to Section 1.1(a).

(b)	Accrued Obligations. The Executive will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)	Continued Welfare Benefits. The Executive and the Executive’s dependents will be entitled to receive health and other welfare benefits in accordance with the provisions of Section 1.1(c).

(d)
Equity Compensation Adjustments.  Any equity-based compensation awards granted to the Executive by Company under an Equity Plan that vested prior to such Termination of Employment will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to the Executive by Company under an Equity Plan that are unvested on Termination of Employment will vest immediately upon Termination of Employment, unless otherwise provided in such awards or such Equity Plan.  Following his or her Termination of Employment, Company will not grant the Executive any equity-based compensation awards.

(e)	401(k) Plan. The terms of the 401(k) Plan will govern the Executive’s account balance, if any, under such 401(k) Plan.

(f)
Conditional Cap on Severance Pay. If the payments to the Executive pursuant to this Plan (when considered with all other payments made to Executive as a result of a Termination of Employment that are subject to Section 280G of the Code) (the amount of all such payments, collectively, the “Parachute Payment”) result in the Executive becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code (“280G Excise Tax”), the Executive will receive the greater on an after-tax basis of (i) the severance benefits payable pursuant to this

Section 1.2 or (ii) the severance benefits payable pursuant to this Section 1.2 as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”).

Not more than fourteen (14) days following the Termination of Employment, Company will notify the Executive in writing (A) whether the severance benefits payable pursuant to this Section 1.2 when added to any other Parachute Payments payable to the Executive exceed an amount equal to 299% (the “299% Amount”) of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code, (B) the amount that is equal to the 299% Amount, (C) whether the severance benefit described in Section 1.2(g)(i) or the Conditional Capped Amount pursuant to section 1.2(g)(ii) is greater on an after-tax basis and (C) if the Conditional Capped Amount is the greater amount, the amount that the severance benefits payable pursuant to this Section 1.2 must be reduced to equal such amount.

The calculation of the 299% Amount, the determination of whether the termination benefits described in Section 1.2(g)(i) or the Conditional Capped Amount described in Section 1.2(g)(ii) is greater on an after-tax basis and, if the Conditional Capped Amount in Section 1.2(g)(ii) is the greater amount, the determination of how much the Executive’s termination benefits must be reduced in order to avoid application of the 280G Excise Tax will be made by Company’s public accounting firm in accordance with section 280G of the Code or any successor provision thereto. The costs of obtaining such determination will be borne by Company.

Company’s obligations pursuant to this Section 1.2 shall survive Executive’s death.

1.3
Termination Benefits in Connection With a Termination Other Than a Qualifying Termination.  If an Executive has a Termination of Employment that is not described in Section 1.1 or 1.2, including due to death or Disability, he or she will receive the following termination benefits:

(a)	Severance Pay. The Executive will not receive any Severance Pay.

(b)	Accrued Obligations. The Executive or the Executive’s estate, as applicable, will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)
Continued Welfare Benefits.  The Executive and/or the Executive’s dependants, as applicable, will be entitled to continue their health and welfare benefits, if any, pursuant to COBRA, at Executive’s and/or the Executive’s dependents, if any, sole cost and expense.

(d)
Equity Compensation Adjustments.  Any equity-based compensation awards granted to the Executive by Company under an Equity Plan that vested prior to such Termination of Employment will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to the Executive by Company under an Equity Plan that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or such Equity

Plan. Following his or her Termination of Employment, Company will not grant the Executive any equity-based compensation awards.

(e)	401(k) Plan. The terms of the 401(k) Plan will govern the Executive’s account balance, if any, under such 401(k) Plan.

1.4	Code Section 409A.

(a)
It is the intention of Company and the Executive that the provisions of this Plan comply with Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “409A”), and all provisions of this Plan will be construed and interpreted in a manner consistent with 409A.

(b)
To the extent an Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and as determined in good faith by Company, notwithstanding the timing of payment provided in any other Section of this Plan, no payment, distribution or benefit under this Plan that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

(c)
In the event that Company determines that any provision of this Plan does not comply with 409A, Company will be entitled, without any Executive’s consent, to amend or modify such provision to comply with 409A; provided, however, that such amendment or modification will, to the greatest extent commercially practicable, maintain the economic value to each Executive of such provision.

(d)
In the event that, notwithstanding the foregoing, an Executive is subject to tax penalties under 409A (a “409A Tax”), then the Executive will be entitled to receive an additional payment from Company (a “409A Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and any 409A Tax imposed upon the 409A Gross-Up Payment, the Executive retains an amount of the 409A Gross-Up Payment equal to the 409A Tax imposed with respect to such provision.

(e)	For purposes of 409A, each installment of Severance Pay under Section 1.1(a) will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

ARTICLE II
CONDITIONS TO PAYMENT OF TERMINATION BENEFITS

2.1
Conditions to Payment of Termination Benefits.  As a condition of obtaining benefits under this Plan, an Executive will be required to within forty-five (45) days following Termination of Employment execute and deliver to Company (a) a general release of claims against Company, at the Company’s election, in either the form attached hereto as Exhibit B or in such form as the Company then is regularly using with respect to terminated employees, and (b) an agreement to comply with the covenants set forth in this Article II.  In the event that an Executive fails to execute and deliver such general release within such forty-five-day period or revokes such general release (but only to the extent revocation is permitted under the terms of such general release), then the Executive will forfeit all entitlement to any payment, benefit or other amount hereunder.  An Executive’s failure to comply with the covenants of this Article II will be governed by Section 2.7.

2.2
Confidential Information.  Company promises to disclose to each Executive and each Executive acknowledges that in and as a result of his or her employment with Company, he or she will receive, make use of, acquire, have access to and/or become familiar with various trade secrets and proprietary and confidential information of Company and its Affiliates, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, product information, research and development plans, methods of doing business, identities, locations, performance and compensation levels of employees and other confidential information which are owned by Company and/or its Affiliates and regularly used in the operation of its business, and as to which Company and/or its Affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees (collectively, “Trade Secrets”).  Each Executive acknowledges and agrees that the Trade Secrets:

(a)	are secret and not known in the industry;

(b)	give Company or its Affiliates an advantage over competitors who do not know or use the Trade Secrets;

(c)	are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and

(d)	are valuable, special and unique assets of Company or its Affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Company or its Affiliates.

Each Executive promises not to use in any way or disclose any of the Trade Secrets, directly or indirectly, either during or after his or her employment by Company, except as required in the course of his or her employment, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive.  All files, records, documents, information, data compilations and similar items containing non-public and confidential information relating to the business of Company, whether prepared by an Executive or otherwise coming into his or her possession, will remain the exclusive property of Company and may not be removed from the premises of Company under any circumstances without the prior written consent of Company (except in the ordinary course of business during the Executive’s employment by Company), and in any event must be promptly delivered to Company upon termination of the Executive’s employment with Company.  Each Executive agrees that upon receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, whether received during or after the term of the Executive’s employment with Company, the Executive will timely notify and promptly provide a copy of the subpoena, process or other request to Company.  For this purpose, the Executive irrevocably nominates and appoints Company (including any attorney retained by Company), as his or her true and lawful attorney-in-fact, to act in the Executive’s name, place and stead to perform any reasonable and prudent act that the Executive might perform to defend and protect against any disclosure of any Trade Secrets.

Each Executive and the Company agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Plan for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure will not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Section 2.2 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

2.3
Non-Competition.  As a material inducement for Company’s promise to provide the trade secrets and proprietary and confidential information described in Section 2.2, each Executive agrees that during the term of his or her employment with Company and for nine months thereafter, he or she will not, directly or indirectly, as an employee, consultant or otherwise, compete with Company by providing services relating to Limelight Networks, Inc. Akamai Technologies, Inc., Level 3 Communications, AT&T, MCI/Verizon, Equinix, Inc., and Quality Technology Solutions, Inc. or other entity that is in a “Competing Business.” As used herein, a “Competing Business” is any business that, in whole or in material part, in the United States, engages in provision of internet content delivery services, internet protocol services or data center services.  The restrictions contained in this Section 2.3 will be tolled on a day-for-day basis for each day during which an Executive participates in any activity in violation of such restrictions.

Each Executive and the Company agree that, subject to the terms of Section 2.1, the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Plan for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition will not render invalid or unenforceable any remaining restrictions on competition. Additionally, should an arbitrator or a court of competent jurisdiction determine that the scope of any provision of this Section 2.3 is too broad to be enforced as written, the parties intend that the arbitrator or court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

2.4
Agreement Not to Solicit Employees.  Each Executive covenants and agrees that during the Executive’s employment with Company and for one year thereafter, the Executive will not, on his or her own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party hire, cause to be hired or solicit any employee of Company or its Affiliates or (b) in any manner attempt to influence or induce any employee of Company or its Affiliates to leave the employment of Company or its Affiliates, nor will he or she use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees of Company or its Affiliates.  The restrictions contained in this Section 2.4 will be tolled on a day-for-day basis for each day during which the Executive participates in any activity in violation of such restriction.

Each Executive and the Company agree that, subject to the terms of Section 2.1, the above restrictions on the solicitation of employees are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Plan for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on the solicitation of employees will not render invalid or unenforceable any remaining restrictions on the solicitation of employees. Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Section 2.4 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

2.5
Nondisparagement.  Each Executive covenants and agrees that he or she will not make any public or private statements, comments, or communications in any form, oral, written, or electronic (all of the foregoing, for purposes of this paragraph, “Communications”), which in any way could constitute libel, slander, or disparagement of Company, its Affiliates, its and/or their employees, officers, and/or directors, or which may be considered to be derogatory or detrimental to its or their good name or business; provided, however, that the terms of this paragraph will not: (a) apply to Communications between the Executive and his or her spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure; (b) apply to Communications required by law or made in response to a valid subpoena or other lawful order compelling the Executive to provide testimony or information (subject to the provisions of Section 2.2); or (c) be construed to inhibit or limit Executive’s ability to initiate or cooperate with any investigation by a governmental or regulatory agency or official or other judicial or legal actions (subject to the provisions of Section 2.2).  Executive specifically agrees not to issue any public statement concerning his or her employment by Company and/or the cessation of such employment.

2.6
Reasonableness of Restrictions.  Each Executive agrees that the Executive and Company are engaged in a highly competitive business and, due to the Executive’s position with Company and the nature of the Executive’s work, the Executive’s engaging in any business that is competitive with that of Company will cause Company great and irreparable harm.  The Executive represents and warrants that the time, scope and geographic area restricted by the foregoing Sections 2.2, 2.3, 2.4 and 2.5 pertaining to confidential information, non-competition, non-solicitation, and non-disparagement are reasonable, that the enforcement of the restrictions contained in such Sections would not be unduly burdensome to the Executive, and that the Executive will be able to earn a reasonable living while abiding by the terms included herein.  The Executive agrees that the restraints created by the covenants in Sections 2.2, 2.3, 2.4 and 2.5 pertaining to confidential information, non-competition, non-solicitation, and non-disparagement are not outweighed by either the hardship to the Executive or any injury likely to the public.  If any court determines that any portion of this Article II is invalid or unenforceable, the remainder of this Article II will not thereby be affected and will be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Article II, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

2.7
Enforcement.  Upon any Executive’s employment with an entity that is not an Affiliate of Company (a “Successor Employer”) during the period that the provisions of this Article II remain in effect, the Executive will provide such Successor Employer with a copy of this Plan and will notify Company of such employment within thirty (30) days thereof.  The Executive agrees that in the event of a breach of the terms and conditions of this Article II by the Executive, Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against the Executive, to obtain damages for any such breach, or to enjoin the Executive from any conduct in violation of this Article II.  In the event Company seeks an injunction or restraining order against Executive for breach of this Article II, the Executive waives any requirement that Company post bond in connection with such request for relief.  Further, upon the material, uncured, violation of any of the provisions of this Article II the payment of all severance benefits will cease.   Such relief will apply regardless of when such violation is discovered.  Without by implication limiting the generality of the foregoing, Company may suspend any payments due under this Plan pending the outcome of litigation and/or arbitration regarding a breach of any provision of this Plan or regarding a dispute arising from the subject matter of this Plan.

2.8
Right of Offset.  If an Executive is at any time indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to the Executive under this Plan against any such indebtedness or amounts due from the Executive to Company, to the extent permitted by law.

ARTICLE III
DISPUTE RESOLUTION

3.1
Venue and Jurisdiction.  Each Executive and Company hereby consents to exclusive jurisdiction of the Federal and state courts located in Atlanta, Georgia with respect to all disputes arising under this Plan.

3.2
Entitlement to Injunctive Relief.  Without by implication limiting the other provisions hereof, each Executive and Company agree that Company will have the right to initiate an action in a court of competent jurisdiction in order to request temporary, preliminary and permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the terms of Sections 2.2, 2.3, 2.4, or 2.5 above, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

3.3	Fees and Expenses.

(a)
Except as provided in Section 3.4(b) below, if Company or an Executive sues in court against the other for a breach of any provision of this Plan or regarding any dispute arising from the subject matter of this Plan, the prevailing party will be entitled to recover its attorneys’ fees, and court costs, regardless of which party initiated the proceedings.  If there is no prevailing party, the Company and the Executive will each bear their own costs and attorneys’ fees incurred.

(b)
If, subsequent to a Change of Control, (i) Company or an Executive sues in court or brings an arbitration action against the other, or (ii) Company contests the validity, enforceability or the Executive’s interpretation of, or determinations under, this Plan, Company will pay all legal fees, expenses and damages which the Executive may incur as a result of the Executive’s instituting legal action to enforce the rights hereunder.  If the Executive is the prevailing party or recovers any damages in such action, the Executive will be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.

3.4
Waiver of Jury Trial.  EACH EXECUTIVE ACKNOWLEDGES THAT, BY EXECUTING AND DELIVERING A JOINDER AGREEMENT WITH RESPECT TO THIS PLAN, HE OR SHE IS WAIVING ANY RIGHT THAT HE OR SHE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM ALLEGED BY EXECUTIVE.

ARTICLE IV
MISCELLANEOUS PROVISIONS

4.1
Executive Acknowledgement.  Each Executive is entering into this Plan of his or her own free will.  The Executive acknowledges that he or she has had adequate opportunity to review this Plan and consult with counsel of his or her own choosing.  The Executive represents that he or she has read and understands this Plan, he or she is fully aware of this Plan’s legal effect and has not acted in reliance upon any statements made by Company other than those set forth in writing in the Plan.

4.2
At Will Employment.  Notwithstanding any provision in this Plan to the contrary, each Executive hereby acknowledges and agrees that his or her employment with Company is for an unspecified duration and constitutes “at-will” employment, and the Executive further acknowledges and agrees that this employment relationship may be terminated at any time, with or without Cause or for any or no Cause, at the option either of Company or the Executive.

4.3
Successors and Assigns. The rights and obligations of Company under this Plan will inure to the benefit of and will be binding upon the successors and assigns of Company. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of Company, by a written agreement in form and substance reasonably satisfactory to each Executive, to assume expressly and agree to perform this Plan in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  This Plan is personal to each Executive and without the prior written consent of Company is not assignable by an Executive otherwise than by will or the laws of descent and distribution.  This Plan will inure to the benefit of and be enforceable by each Executive’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

4.4	Amendment. Except as provided in Section 1.4, this Plan will not be modified, changed or in any way amended except by an instrument in writing signed by Company and the Executive.

4.5
Severability.  If any provision of this Plan is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Plan, such provision will be fully severable; this Plan will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Plan; and the remaining provisions of this Plan will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Plan.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Plan a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

4.6
Integration. The provisions of this Plan constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, including without limitation Company’s severance policy, change of control agreement and employment agreement (including any offer letter) between an Executive and Company, which are hereby terminated with respect to each Executive.

4.7	Choice of Law. THIS PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OF GEORGIA OR ANY

OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

4.8
Survival.  The provisions of Article II, Article III, this Article IV and Article V will survive the termination of this Plan.  The existence of any claim or cause of action of an Executive against the Company, whether predicated on this Plan or otherwise, will not constitute a defense to the enforcement by the Company of the covenants of the Executive contained in this Plan, including but not limited to those contained in Article II.

4.9
No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

4.10
Notice. For all purposes of this Plan, all communications required or permitted to be given under this Plan will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days after having been sent by a nationally recognized overnight courier service, addressed to Company at its principal executive office, to Company’s General Counsel, and to each Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.

4.11	Counterparts. This Plan shall be executed by the Company and shall also be deemed to have been executed by each Executive who executes a Joinder Agreement.

4.12
Construction. The obligations of the Executives who have executed and delivered Joinder Agreements with respect to this Plan are several and run in favor of the Company and not in favor of any other Executive.  The obligations of Company to each Executive run solely to that Executive and are independent of Company’s obligations to any other Executive.  This Plan is deemed to be drafted equally by both the Executives and Company and will be construed as a whole and according to its fair meaning.  Any presumption or principle that the language of this Plan is to be construed against any party will not apply. The headings in this Plan are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Plan, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all”, and “each and every”; (d) “includes” and “including” are each used without limitation; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Plan and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

4.13
No Mitigation.  Except as provided in Sections 1.1(c) or 1.2(c) (regarding continued welfare benefits), in no event will an Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to an Executive under any of the provisions of this Plan and such amounts will not be reduced whether or not the Executive obtains other employment.

4.14
Withholding.  Company may deduct and withhold from any amounts payable under this Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

ARTICLE V
DEFINITIONS

5.1
“Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as Company.

5.2	“Applicable Multiple” means the multiple specified opposite Executive’s title on Schedule B hereto.

5.3
“Base Compensation” means an Executive’s gross base salary at the time of his or her Termination of Employment before reduction by any pre-tax contributions to the 401(k) Plan or any other benefit plan maintained by the Company or its Affiliates or any other deductions of any nature.

5.4
“Cause” means: (a) an Executive’s indictment for a felony or a crime involving moral turpitude; (b) an Executive’s commission of an act constituting fraud, deceit or material misrepresentation with respect to Company; (c) an Executive’s recurrent use of alcohol or prescribed medications at work or otherwise such that, in Company’s sole discretion, the Executive’s job performance is impaired or the use of any illegal substances or drug such that, in Company’s sole discretion, Executive’s job performance is impaired; (d) an Executive’s embezzlement of Company’s or its Affiliates’ assets or funds; and (e) an Executive’s commission of any negligent or willful act or omission that, in the cases of clauses (b), (d) and (e) of this Section 5.4, causes material detriment (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil damages or criminal penalties or other prosecutorial action by any governmental authority) to Company or any Affiliate.

5.5	“Change of Control” means any of the following occurrences:

(a)	any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (“Person”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that Act, of 30% or more of the voting stock of Company;

(b)
the majority of the Board of Directors of Company consists of individuals other than “incumbent” directors, which term means the members of the Board of Directors on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the incumbent directors will be considered to be an incumbent director;

(c)	Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(d)
all or substantially all of the assets or business of Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or

(e)
Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such, other company in exchange for stock of such other company).

For purposes of the Change of Control definition, “Company” will include any entity that succeeds to all or substantially all, of the business of Company and “voting stock” will mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

5.6	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

5.7	“Code” means the Internal Revenue Code of 1986, as amended.

5.8
“Disability” means, in Company’s sole discretion, an Executive becomes mentally or physically impaired or disabled such that he or she is unable to perform his or her duties and responsibilities hereunder for a period of at least one hundred twenty (120) days in the aggregate during any one hundred fifty (150) consecutive day period.

5.9	“Equity Plan” means any equity plan, agreement or arrangement maintained or sponsored by Company in which an Executive is a participant.

5.10
“401(k) Plan” means the Internap Retirement Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by Company or any Affiliate in which Executive is a participant.

5.11	“Joinder Agreement” means an agreement in the Form attached hereto as Exhibit A executed and delivered by both Company and an executive.

5.12
“Protection Period” means the period beginning on the date that is six months prior to the occurrence of a Change of Control and ending twenty-four (24) months following the occurrence of a Change of Control.

5.13	“Qualifying Termination”

(a)	In the case of any Termination of Employment other than during a Protection Period, “Qualifying Termination” shall mean:

(i)	the Termination of Employment of an Executive by Company for any reason other than Cause, Disability, or death; or

(ii)	the Termination of Employment of an Executive by Executive for any of the following reasons:

(A)	a material reduction by Company in the Executive’s base salary or bonus eligibility unless similar reductions apply to senior executives of Company and its subsidiaries generally;

(B)
relocation of Company’s principal executive offices outside the Atlanta, Georgia metropolitan area (or, if the Executive is not based at the Company’s principal executive offices, the relocation of the office at which the Executive is based by more than 50 miles); or

(C)
the assignment to an Executive by Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, Executive’s positions, duties, responsibilities and status with Company or a material adverse change in Executive’s titles or offices, unless such action is in lieu of termination by Company of Executive’s employment due to Disability.

If an Executive believes that an event specified in this Section 5.13(a)(ii) has occurred, Executive must notify Company of that belief within ninety (90) days following the occurrence of such event.  Company will have thirty (30) days following receipt of such notice (such period, the “Designated Period”) in which to either rectify such event, determine that such an event exists, or determine that such an event does not exist.  If Company does not take any of the foregoing actions within the Designated Period, the Executive may terminate his or her employment with Company during the fourteen-day period following the expiration of the Designated Period.  If, during the Designated Period, Company determines that such an event exists Company shall either (A) undertake to cure such event during the Designated Period and provide the Executive with written notice during the Designated Period of Company’s determination that such event has been cured, or (B) provide written notice to the Executive during the Designated Period that it does not wish to cure such event, in which case, the Executive may terminate his or her employment during the fourteen-day period following receipt of the notice specified in this clause (B).  If, during the Designated Period, Company determines that (1) such event does not exist or (2) Company has cured such event pursuant to clause (A) of the preceding sentence, then (x) the Executive will not be entitled to rely on or assert such event as a basis for a Qualifying Termination, and (y) if the Executive disagrees with Company’s determination, Executive may file a claim pursuant to Article III within thirty (30) days after the Executive’s receipt of written notice of Company’s determination.

(b)	In the case of any Termination of Employment during a Protection Period, “Qualifying Termination” shall mean:

(i)	the Termination of Employment of an Executive by Company for any reason other than Cause, Disability, or death; or

(ii)	the Termination of Employment of an Executive by Executive for any of the following reasons:

(A)
the assignment to the Executive by Company of duties inconsistent with, or the reduction, other than due solely to the fact that Company no longer is a publicly traded company, of the powers and functions associated with Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change of Control, or a material adverse change in the Executive’s titles or offices as in effect immediately prior to a Change of Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except, in each of the foregoing cases, in connection with Termination of Employment by Company due to Cause, Disability, or death;

(B)	a reduction by Company in the Executive’s base salary or bonus eligibility as in effect on the date of a Change of Control;

(C)
relocation of Company’s principal executive offices outside the Atlanta, Georgia metropolitan area (or, if the Executive is not based at the Company’s principal executive offices, the relocation of the office at which the Executive is based by more than 50 miles);

(D)
Company’s requirement that the Executive be based anywhere other than at Company’s principal executive offices in the Atlanta, Georgia metropolitan area (or, if the Executive is not based at the Company’s principal executive offices, the relocation of the office at which the Executive is based by more than 50 miles), or if the Executive agrees to a relocation outside the area, Company’s failure to reimburse the Executive consistent with Company’s Domestic Relocation Program;

(E)
Company’s failure to continue in effect any Company-sponsored plan that is in effect on the date of a Change of Control (or replacement plans therefore that in the aggregate provide substantially similar or more favorable benefits) that is either a 401(k) Plan or provides incentive or bonus compensation or reimbursement for reasonable expenses incurred by the Executive in connection with the performance of duties with Company;

(F)	any material breach by Company of any provision of this Plan; or

(G)	any failure by Company to obtain the assumption of this Plan by any successor or assign of Company.

(c)
Notwithstanding anything to the contrary contained herein, for purposes of Section 1.2, a Qualifying Termination shall occur only to the extent that an Executive incurs a “separation from service” with Company within the meaning of Treasury Regulation Section 1.409A-1(h).

(d)	In the event that an Executive is employed by a subsidiary of Company and not Company, for purposes of the term “Qualifying Termination,” “Company” will include such subsidiary.

5.14	“Severance Pay” (a) in the event that Section 1.1 is applicable, means cash severance payments in an amount equal to the product of (X) the sum of Executive’s Base

Compensation as of Termination of Employment and (Y) the Applicable Multiple, or (b) in the event that Section 1.2 is applicable, means cash severance payments in an amount equal to the product of (i) the sum of Executive’s Base Compensation as of Termination of Employment plus the “maximum” bonus for Executive under the applicable bonus plan as established by Company’s Board of Directors for the year in which the Termination of Employment occurs, or if the Company’s Board of Directors has not established a “maximum” bonus for Executive, the interpolated “maximum” bonus for the other Executives with Base Compensation at the time of the Termination of Employment immediately above and below the Base Compensation of Executive or, if there are not other Executives with Base Compensation above or below the Executive, then the “maximum” bonus for the other Executive that is the closest, and (ii) the Applicable Multiple.

5.15
“Termination of Employment” means the date on which an Executive ceases to perform duties for Company and its Affiliates. If Executive ceases to perform duties for Company or an Affiliate, but continues to perform services for another Affiliate (including Company), then Executive will not be considered to have had a “Termination of Employment” even if the two entities are no longer related through stock ownership.

(Signature on the Following Page)

IN WITNESS WHEREOF, the parties have executed this Plan as of the 14th day of November, 2007.

INTERNAP NETWORK SERVICES, INC.

By: /s/ Eric Suddith
Title: Vice President, Human Resources

Exhibit A

Joinder Agreement

The undersigned hereby agrees to be bound by the terms and conditions of the Employment Security Plan of Internap Network Services, Inc., dated as of __________ ____, 2007, as if he or she initially had executed such Plan as a party thereto, and, without by implication limiting the foregoing, agrees to each acknowledgment, covenant and other agreement contained therein.

Employee

Date

Accepted:
INTERNAP NETWORK SERVICES, INC.

By:
Its:
Date:

Exhibit B

Schedule A

Chief Operating Officer
Chief Financial Officer
Chief Strategy Officer
Chief Technology Officer
General Counsel
Vice President, Human Resources
Vice President, Sales
Vice President, Marketing and Sales Operations
General Manager

Schedule B

	qualifying termination other than during a protection period - section 1.1	qualifying termination during a protection period - section 1.2
Chief Operating Officer	1	1
Chief Financial Officer	1	1
Chief Strategy Officer	1	1
Chief Technology Officer	1	1
General Counsel	1	1
Vice President, Human Resources	1	1
Vice President, Sales	1	1
Vice President, Marketing and Sales Operations	1	1
General Manager	1	1